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                                                                    EXHIBIT 4.22

                             BOARD SUPPORT AGREEMENT

                                     BETWEEN

                           BID.COM INTERNATIONAL INC.
       A COMPANY ORGANIZED AND EXISTING UNDER THE LAWS OF ONTARIO, CANADA
                          HEREUNDER REFERRED TO AS BII

                                       AND

                                ADB SYSTEMER ASA
            A COMPANY ORGANIZED AND EXISTING UNDER THE LAWS OF NORWAY
                          HEREUNDER REFERRED TO AS ADB


WHEREAS

A. BII intends to submit an offer to the shareholders of ADB relating to the purchase of all of the shares, options and warrants in ADB;

B. ADB's share capital is NOK 12,732,000 consisting of 12,732,000 outstanding shares, in addition to 701,000 warrants and 880,000 options to acquire shares of ADB;

C. BII's share capital consists of an unlimited number of common shares, of which 54,638,468 are issued and outstanding (61,242,127 on a fully diluted basis);

D. BII and ADB signed on 18 July 2001 a letter of intent, which, in broad terms, sets out the basis upon which BII proposes and ADB agrees to complete the acquisition;

E. BII intends to offer the shareholders of ADB as compensation for its acquisition of shares in ADB both shares in BII and cash payment, and will offer options and warrants in BII for options and warrants in ADB;

F. BII intends to submit to the shareholders of BII an offer relating to the purchase of shares in ADB, together with a prospectus relating to the issuance of shares in BII as partial compensation for the acquisition of shares in ADB;

G. BII intends to submit the terms of the proposed acquisition to the shareholders of BII for approval at a special meeting called for such purpose, hereafter referred to as the Special Meeting;

H. The Board of Directors of ADB has reviewed and approved the following documents (the "Documents") in connection with this proposed transaction:

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        1.      A draft of the above-mentioned purchase offer (with prospectus), hereafter referred to as the Offer.

        2. A draft responsibility statement in favour of BII, detailing certain representations and warranties regarding ADB, hereafter referred to as the Responsibility Statement.

        3. A draft board representation agreement providing for the nomination of two individuals representing ADB and its shareholders to the board of directors of BII, hereafter referred to as the Board Representation Agreement.

        4. A draft employment agreement for Jan Pedersen, hereafter referred to as the Employment Agreement.

        5. Draft lock-up agreements, committing certain shareholders to tender their shares to the Offer and regulating their trading in shares of BII following completion of the Offer, hereafter referred to as the Lock-Up Agreements.

        6. A draft information circular in respect of the Special Meeting, hereafter referred to as the Circular.

I.      The current drafts of the Documents are attached as Appendices 1 to 6.

J. In order to successfully acquire the shares of ADB, BII needs the strong support, both in principle and in practice, of the board of directors of ADB.


NOW, THEREFORE, BII AND ADB HAVE AGREED AS FOLLOWS:


                            PART A - BII OBLIGATIONS

A.1. Subject to the terms and conditions contained herein, BII agrees to proceed with the Offer and to call the Special Meeting by no later than September 12, 2001 (the "Expiration Date"). This shall involve BII mailing to its shareholders by the Expiration Date the necessary management information circular regarding the Offer, which circular shall include a recommendation to proceed with the Offer.


A.2 The Board of Directors and management of BII shall support the Offer in all communications with shareholders of BII. Such support shall continue while the Offer remains outstanding, provided that in the event that there have been any events, changes, developments or circumstances related to the business or affairs of ADB, which in the opinion of the board of directors of BII materially and adversely affect the value, business or prospects of ADB, such support may be withdrawn.

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A.3     The obligation to proceed with the Offer and the Special Meeting shall be subject to the satisfaction of the following conditions by no later than September 7, 2001:

        i. Delivery by ADB to BII of the Responsibility Statement, executed by the members of the board of directors and management of ADB.

        ii. Delivery by Jan Pedersen to BII of the Employment Agreement, executed by Mr. Pedersen.

        iii. Delivery by ADB to BII of Lock-Up Agreements executed by by all members of the board of directors, Jone Skaara, and Riverside Investment/LimeRock Ventures, Jan Pedersen, AIG Private Bank Ltd, Sandnes Investering and Rogaland Investering.

        iv. Delivery by ADB to BII of a certified copy of the Support Resolution (as defined below).

        v. BII being satisfied, acting reasonably, that all of the conditions contained in the Offer are likely to be satisfied on or before Closing (as defined below).

A.4 The conditions to the Offer shall be as contained in the draft attached hereto.

A.5 BII's obligations to complete the Offer shall be as set out therein. BII agrees that it shall use all reasonable efforts to complete the Offer by no later than October 31, 2001, and to take up and pay for all shares, warrants and options tendered to the Offer before such time (the "Closing").


                            PART B - ADB OBLIGATIONS

B.1 The obligations of ADB contained in this Part B are subject to the satisfaction of the following conditions on or before the delivery of the Offer to the shareholders of ADB:

        a. Delivery by BII to ADB of a certified resolution of the board of directors of BII stating that the BII shareholder meeting circular shall provide for the appointment of Martin Bekkeheien and John Reynolds in place of Patrick Bourke, Duncan Copeland and Howard Koenig, and that Jan Pedersen shall be granted observer status, in accordance with the terms of the Board Representation Agreement.

        b. Delivery by BII to ADB of the Board Representation Agreement, signed by BII.

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B.2     The board of directors of ADB shall approve a resolution, hereafter referred to as the Support Resolution, stating that the board unanimously supports the Offer from BII relating to the purchase of all shares in ADB, including all terms and conditions thereto, and the form of all of the Documents, subject to such changes as may be accepted by an officer of ADB Such resolution is not to be rescinded or amended while the Offer remains outstanding, provided that in the event that there have been any events, changes, developments or circumstances related to the business or affairs of BII, which in the opinion of the board of directors of ADB materially and adversely affect the value, business or prospects of BII (a "Material Adverse Event"), the Support Resolution may be rescinded.

B.3 ADB, ADB management, and the individual members of the board of directors shall:

        a) actively promote the transactions as described in the Offer to the shareholders of ADB, customers, suppliers and other interested third parties, by inter alia disclosing that those board members and members of management who are shareholders in ADB have committed themselves to sell the shares in ADB which they control directly or indirectly to BII on similar conditions to those stated in the Offer of share purchase in the prospectus, and otherwise in a way as agreed with BII, or any other legal entity which has been given the authority to represent BII, all with the express intent of ensuring the successful acquisition by BII of all of the shares of ADB.

        b)      not permit the occurrence of any of the following events:

                (i) the alteration of any of the provisions of the constituent documents of ADB or of any subsidiary of ADB so as to:

                        (A) increase its share capital by the creation of new shares; or

                        (B) consolidate or divide all or any of its share capital, or convert shares of one class into shares of another class;

                (ii) ADB or any subsidiary of ADB resolving to reduce its share capital in any way;

                (iii) ADB or any subsidiary of ADB making an allotment of, or granting an option to subscribe for, any of its shares, or agreeing to make such an allotment or grant such an option;

                (iv) ADB or any subsidiary of ADB issuing or agreeing to issue convertible securities;

                (v) ADB or any subsidiary of ADB disposing or agreeing to dispose of the whole or a substantial part of its business or property;

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                (vi)    ADB or any subsidiary of ADB charging or agreeing to
                        charge subsequent to the date hereof the whole or a substantial part of its business or property, other than in the ordinary course of business;

                (vii) ADB or any subsidiary of ADB resolving that it be wound up;

                (viii) the appointment of a liquidator, receiver or trustee in bankruptcy for ADB or a subsidiary of ADB or in relation to the assets of either;

                (ix) the making of an order by a court for the winding up or dissolution of ADB or any subsidiary of ADB; or

                (x) the declaration of dividends or the making of any other payment or distribution to shareholders of ADB.

B.4 ADB agrees to continue to make available to representatives of BII, its advisors, counsel and other professionals, such financial, business and other information, in written, printed, graphic and other tangible form and in oral form including, but not limited to access to senior management, financial and technical staff, senior programmers and major customers, suppliers and distributors of ADB and also written, printed, graphic, electronic and other tangible form, concerning the business of ADB as may be requested for the purpose of enabling BII to determine compliance with the Offer and develop a post-acquisition integration plan for the companies.

B.5 ADB agrees to work with BII to complete all necessary analyses, reviews, discussions and assessments that will be necessary to finalize the Offer by no later than the Expiration Date or such other date mutually agreed to by the parties.

B.6 ADB acknowledges that BII has and will continue to incur substantial costs, directly and indirectly, in evaluating and investigating the business of ADB. In consideration of BII's commitment hereunder, ADB agrees to not enter into, or continue, any negotiation or discussions with or provide any information to any third party in respect of a subscription for shares by any person and ADB will not enter into, or continue, any negotiations or discussions with or provide any information to any third party in respect of the sale of the business of ADB or any part thereof in any manner whatsoever to any person or in respect of the acquisition, merger or combination of ADB and the business of any person or in any manner which would be inconsistent with the matter contemplated by this agreement unless BII previously agrees, in writing, to allow such activity or abandons the Offer, provided that nothing herein shall be construed as to prevent the board of directors of ADB, on notice to BII, from responding to an unsolicited bona fide offer or purchase proposal made by a third party in relation to the foregoing where such offer or purchase proposal is reasonably believed to provide more favourable consideration to the holders of ADB securities, provided that in

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        such event ADB shall advise BII of all material terms of such bona fide offer or purchase proposal.

B.7 ADB agrees that in the event that the ADB board elects not to support or recommend the Offer subsequent to the execution of this agreement (which shall only be permitted in the event of the receipt of an unsolicited bona fide offer or purchase proposal as described in B.6 above), ADB will promptly pay BII a break-up fee of CAD $ 1 Million, provided that if such support is withdrawn as a result of a Material Adverse Event pursuant to B.2 hereof, the above-mentioned break-up fee shall not apply.


                             PART C - MISCELLANEOUS

C.1 BII and ADB agree that all press releases and corporate communication by the companies with respect to the Offer or which may reasonably be considered to have a material effect on the perception of value of ADB, the marketplace for the shares of ADB or the ability of ADB to conduct business shall be agreed upon, in advance of release, by the companies, such approvals not to be unreasonably withheld and subject to applicable law and regulatory requirements. The companies acknowledge they will promptly issue a press release and announce the fact of the Offer in conjunction with the execution and delivery of this agreement unless either of them is otherwise required to make a prior announcement by applicable law or pursuant to the requirements of any securities regulatory authority having jurisdiction.

C.2 The companies agree that all information provided hereunder or pursuant to the letter of intent dated 18 July 2001 will be treated as confidential information ("Confidential Information") and that the Confidential Information received by them will not be disclosed to any person except such persons, officers and directors to whom disclosure is necessary in connection with the due diligence contemplated in the letter of intent, the execution of this agreement and the completion and delivery of the Offer, and who are themselves made aware of and subject to this obligation of confidence.

C.3 Except as otherwise stated hereing, each party shall be responsible for and pay for their respective professional and financial advisory fees incurred in the Offer.

C.4 In the event that the Offer has not been delivered to the shareholders of ADB by the Expiration Date or such other date mutually agreed to by the parties in writing, then all of the terms of this agreement relating to ADB's obligations to support the Offer, save and except for the provisions relating to confidentiality, will be terminated and of no further force and effect.

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C.5     This agreement has prior to its signing been approved by the board of directors of ADB.

C.6 This agreement is governed by Norwegian law. Stavanger City Court is the legal venue of any possible disputes.

C.7 This agreement and the Offer replace and supersede the letter of intent dated 18 July 2001 between the parties.


This agreement is entered into in 2 - two - originals, one to each party.


                                5 September, 2001





Bid.Com International Inc                            ADB Systemer ASA


------------------------                             ------------------------
Jeff Lymburner                                       Martin Bekkehein
President & CEO                                      Chairman



              Approved by the members of board of directors of ADB
                    Systemer ASA, both in their capacities as
                           directors and individually:




                             -----------------------
                                Martin Bekkeheien




                             -----------------------
                                   Leon Tveit




                             -----------------------
                              John Thomas Reynolds




                             -----------------------
                               Hakon Ulltveit-Moe

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           Approved by the members of management of ADB Systemer ASA, both in their capacities as officers and individually:




                             -----------------------
                                  Jan Pedersen




                             -----------------------
                                   Jone Skaara